Registration No. 333-155211
As filed with the United States Securities and Exchange Commission on March 8, 2019
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
__________________
WESTELL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-3154957
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
750 North Commons Drive, Aurora, Illinois (Address of Principal Executive Offices)	60504 (Zip Code)
__________________
WESTELL TECHNOLOGIES, INC. EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)
___________________

Thomas P. Minichiello Senior Vice President, Chief Financial Officer, Treasurer and Secretary Westell Technologies, Inc. 750 North Commons Drive Aurora, Illinois 60504	Copy to: Walter J. Skipper Ryan P. Morrison Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, Wisconsin 53202
(Name and address of agent for service) (630) 898-2500
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8, No. 333-155211 (the “Registration Statement”) of Westell Technologies, Inc. (the “Registrant”) is being filed in accordance with the undertaking in the Registration Statement to terminate the effectiveness of the Registration Statement and to remove from registration all securities that remain unsold under the Westell Technologies, Inc. Employee Stock Purchase Plan, as amended (the “Plan”) as of the date of this Post-Effective Amendment. The Registrant has terminated the Plan, and all rights to acquire shares of the Registrant’s Class A Common Stock issuable under the Plan have expired. As a result, the Registrant is terminating its offering of securities pursuant to the Plan and the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aurora, State of Illinois, on March 8, 2019.
WESTELL TECHNOLOGIES, INC.

By: /s/ Thomas P. Minichiello
Thomas P. Minichiello
Senior Vice President, Chief Financial Officer,
Treasurer and Secretary

No other person is required to sign this Post-Effective Amendment on behalf of the Registrant in reliance upon Section 478 of the Securities Act of 1933, as amended.